Exhibit 99.2



                               Capital Trust, Inc.
--------------------------------------------------------------------------------

                   Third Quarter 2003 Earnings Conference Call

                                     11.7.03



Moderator:

        Hello and welcome to the Capital Trust third quarter 2003 earnings conference call. Before we begin, please be advised that the forward-looking statements expressed in today's call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company's and its Funds' loan and investment portfolio; the continued maturity and satisfaction of the Company's portfolio assets; as well as other risks contained in the Company's latest Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

        There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.



John Klopp:

        Good morning. Thank you for joining us and for your interest in Capital Trust.

        Before we jump into the financial review of our third quarter results, I want to take a few minutes to provide a little background and context for today's call. We haven't had a call like this for quite a while, and, as some of you know, in the meantime we have been very busy making a number of strategic and structural changes that I believe are critical to the future of Capital Trust.

        These changes really started in the second half of 2002, when management and our Board undertook a comprehensive evaluation of our business and our platform. The



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results of that process were twofold:  First, we re-defined our strategic vision for Capital Trust, to create a focused company that acts as both a balance sheet investor and an investment manager specializing in credit-driven structured financial products that produce superior risk-adjusted returns. Second, we decided that the appropriate corporate format for that business was a real estate investment trust, which would allow us to pay significant dividends to our shareholders on a tax efficient basis while still growing our investment management business through CT Investment Management Company, our wholly-owned taxable REIT subsidiary.

        We did a number of things in the fourth quarter of 2002 and beginning of 2003 to put ourselves in position to elect REIT status this year (including taking some substantial losses in the fourth quarter to eliminate the Earnings and Profits accumulated during the previous 6 years that we operated as a C-Corporation). Today we are in full compliance with all REIT tests and recently paid our third quarterly dividend of $.45 per share.

        Notwithstanding a challenging environment, characterized by weak fundamentals in the property markets and fierce competition in the capital markets, we have made solid progress in both our balance sheet and investment management businesses this year. Early in the year, we bought out our partner (Citigroup) from a pool of assets known as Fund I, and then re-started our balance sheet investment program in the late spring, collectively adding approximately $130 million (gross) of new loans and investments for our own account year-to-date. We re-cut our investment management venture with Citigroup and successfully raised $425 million of committed equity capital for CT Mezzanine Partners III, the third in our series of private equity funds. Our current commercial real estate mezzanine investing program is executed in part for our own balance sheet and in part on behalf of our funds under management. Broadly defined, we make debt investments in real estate properties, portfolios and operating companies that are junior to the first mortgage and senior to the borrower's equity. Our investment program focuses on intense credit analysis and structuring in order to originate what we believe are attractive risk-adjusted return opportunities. These assets are generally in the 50-85% last dollar loan to value range and are secured by core property types such as office, retail, hotel and multifamily. Today, we are the recognized leader in the


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commercial  real  estate  mezzanine  sector,  having  closed  over $3 billion of investments in over 100 transactions (with a loss experience of less than 1% in the aggregate).

        On the corporate front, we executed a 1-for-3 reverse stock split in April, successfully sold 1.1 million shares of common stock in a private placement in June to finance our growth, and began the process of raising the awareness of the "new" Capital Trust in the public equity markets. As part of that campaign, we have sequentially increased the disclosure that we include in our financial statements and public filings, with the belief that greater detail and transparency will allow investors to better understand and value our business. As of this morning, we are re-instituting our quarterly conference calls and hope that they will provide an additional forum for investors and analysts to learn more about Capital Trust.

        Management and the board of this company are extremely excited about the potential to create a significant public enterprise that produces superior returns for its shareholders and clients. The basic business plan is to keep doing what we have been doing: First, originating loans and investments for our balance sheet that produce a steady, growing stream of net interest margin with low volatility, and second, continuing to sponsor and manage private funds for institutional and high net worth individual investors, producing a steady stream of base management fees and, over time, a recurring harvest of incentive management fees that represent our share of the profits that we generate for our clients.

        Along the way, we believe that we can develop new investment strategies and expand into new products that leverage our core skills in credit underwriting and sophisticated financial structuring. We also understand that, to be successful, we need to prudently increase the scale, float and liquidity of our Company, so investors who are interested have an opportunity to buy into our story.

        I hope that didn't take too long. I will now turn it over to Brian Oswald, our CFO, to walk you through our 3rd quarter numbers and then we'll open it up to questions at the end.


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Brian Oswald:

        Thank you John and good morning everyone.

        Last night we issued a press release reporting our third quarter results and filed our Q for the quarter.

        For the quarter, we reported diluted earnings per share of sixty-six cents, an increase of twenty cents over the forty-six cents reported for the second quarter, and forty-one cents over the twenty-five cents reported for the same period of last year. For the nine months, we reported diluted EPS of $1.67, almost a dollar more than the sixty-eight cents reported in 2002. The major drivers of these increases were the reduction in income taxes from the REIT election John discussed, last September's replacement of the $60 million non-convertible portion of the convertible trust preferred securities, or CTP, with less expensive forms of financing, and a substantial prepayment penalty collected on one of our fixed rate loans.

        In calculating this quarter's diluted earnings per share, the level of net income was such that the potential conversion of the CTP securities was dilutive to earnings per share. A reconciliation of the calculation of basic and diluted earnings per share is included in footnote 12 of the financial statements for the Q.

        On the balance sheet, there were no surprises for the quarter with assets holding steady at $393 million. As expected, we continue to experience rapid repayments on our available-for-sale Freddie Mac securities and significant satisfactions in our loan portfolio. As John discussed, we began replacing these assets with new balance sheet investment activity earlier this year. During the quarter, we made four new loans totaling $36.8 million and purchased $6.2 million of CMBS, which largely offset the $43.2 million of loan and $8.7 million of Freddie Mac repayments. Year-to-date, new interest-earning assets total $127.7 million including $48.3 million of loans acquired in the purchase of the remaining Fund I assets and $73.3 million from nine new transactions. Our liquidity position remains strong, and at present, we have approximately $50 million of liquidity comprised of $10 million of cash on hand and $40 million of available borrowings under our committed credit facilities. While this level of liquidity is adequate to fund our near term needs, we anticipate accessing the capital markets to fund our


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expected  balance  sheet growth of $100 million per annum some time in the first half of 2004.

        As John discussed, in June we sold 1.1 million shares of common stock in a private placement, raising $17.1 million of new equity. After utilizing this additional equity to repay debt, our debt-to-equity ratio, at September 30th, with the CTP included as equity, as our lenders calculate it, stands at 1 to 1. Book value per share at quarter end is $14.68 per share. Included in the book value per share calculation are 127,000 shares representing in-the-money options at September 30th, in addition to the 6.5 million shares outstanding.

        We are committed to maintaining a book of business that is interest rate neutral. At September 30, 2003, we have eleven investments totaling $99.5 million earning interest on a variable basis and 21 investments totaling 252.8 million earning interest at fixed rates. All of our debt, which totals $192 million, bears interest at floating rates. In order to insulate ourselves from significant changes in net income from moves in interest rates, we entered into interest rate swaps, which converted $109 million of variable rate debt to fixed. After the swap, the remaining amount at risk for changes in interest rates is $16.5 million. Based upon assets, liabilities and hedges in place at September 30th, an increase in rates of 100 basis points would decrease annual net income by $300,000. This decrease is due to the effects of floors in place on some of our floating rate loans. Further increases in interest rates up to 370 basis points would reverse that decrease back to flat, and thereafter provide a positive impact on annual net income. Even with a 500 basis point increase in rates, net income would only be positively impacted by approximately $190,000. We believe that these statistics show our intent and commitment to maintain a book that is interest rate neutral.

        Switching over to the income statement, Q3's diluted earnings per share of sixty-six cents represents an increase of 43% over the forty-six cents reported last quarter. From the balance sheet investment business, net interest income was up $2.9 million due to a prepayment penalty of $2.4 million collected on the repayment of a fixed rate loan and an increase in average interest earning assets of $20 million. We plan to continue to make new loans and investments to replace the run-off in available-for-sale securities and


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increase our net assets,  thereby,  increasing our net interest income. From the investment management business, income from base management fees and equity investments in the funds was up $700,000, as we received management fees for the full quarter on Fund III, for which the investment period began in June.

        These increases in income were offset by increased accruals for compensation during the quarter, as annual bonuses are accrued based on a percentage of annual net income before bonuses, and a provision for income taxes, as our taxable REIT subsidiaries generated taxable income during the quarter.

        Within our investment management business, we have the potential to earn significant incentive management fees in the future. Generally, we earn incentive fees when the return to the investors exceeds 10%, and will receive 20% of the excess over the 10% hurdle. Since these fees are not paid until the investor receives their 10% return and all of their capital back, and the ultimate collection of most of the fund's loans is necessary to make such a distribution, the incentive management fees will not be recorded until they are received. As disclosed in the Q, if Fund II's assets were sold and its liabilities were settled on October 1, 2003 at the recorded book value, which is net of an allowance for possible credit losses, and the fund equity and income were distributed, the Company would record approximately $4.7 million of incentive income. This amount will change based upon the duration and performance of the assets in the fund. We do not anticipate recognizing any of this incentive compensation until at least 2005.

        Fund III has a similar incentive management fee structure. We began deploying the Fund's $425 million of committed capital in June and anticipate deploying the remainder over the next 18 months. At Fund III's targeted leverage ratio of 2 to 1, we anticipate making investments of more than $1 billion over the Fund's two-year investment period. Both Fund II and Fund III's investment portfolios are 100% performing and have not experienced any losses to date.

        When the two business units are combined, CT reported net income of $4.8 million for the quarter ended September 30, 2003 compared to $2.6 million for the quarter ended June 30, 2003.


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        In  September,  we  declared a dividend  of  forty-five  cents per share payable to holders of record on September 30th, which was paid on October 15th. Our dividend policy is to set the dividend at sustainable levels and pay dividends that equal or exceed the REIT taxable income annually.

        That wraps it up for the financials, and at this point, I'll turn it back to John.



John Klopp:

        Thanks,   Brian.  I  think  that  wraps  it  up  for  our  side  of  the presentation, we'd like to open it up to any and all questions, now. Danielle?



Moderator:

        If you have a question at this time, press the star and 1 on your touchtone phone.

        Once again if you do have a question at this time, press the star and 1 on your touchtone phone. We'll take our first question from Chris Mittleman with Spencer Clarke. Go ahead.



Chris Mittleman:

        Hi guys, great quarter.

        I just wanted to know what, within the REIT structure, would be the maximum level of leverage that you guys would consider? I know you're at 1:1 right now. Is there a target that you have in mind down the road for the maximum level?



John Klopp:

        It is a flexible target, based upon our assessment, as we go forward, of the risk profile of the assets. We certainly think that today we are under-leveraged, and are modestly, sequentially increasing the leverage as we originate assets.


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        In general,  our target is  somewhere  in the range of 2-3:1 in terms of debt to equity ratio, and we're well under that today, so we've got some growth. But, again, I think, as we go forward we will reconsider and recalibrate leverage based upon our assessment of the underlying risk in our portfolio.



Chris Mittleman:

        Okay. The only reason I was asking the question was because it seems to be extraordinarily under-leveraged given the kind of business that you're in, and I was just wondering, is it because you haven't been able to find the kind of deals that you want to underwrite? Is that really what's driving it or are you just trying to ease in slowly?



John Klopp:

        Well, we are proceeding slowly in this environment which, as I said very briefly, is best characterized as a continuing soft, but hopefully recovering, environment in the underlying property markets, and overlaid with a very active and liquid capital market with a fair amount of competition.

        As a result, we're being, as we always have been, very careful about adding new assets in terms of credit quality. I think that we can increase the leverage in the Company over time and I think that will have the obvious impact in terms of creating financial leverage and positive earnings power for the Company.

        One of the structural aspects of our balance sheet today is what Brian mentioned: the convertible trust preferred. That 1:1 leverage ratio counts the CTP as equity. It is equity-like but it's obviously a hybrid, a convertible instrument that is convertible into common stock and cannot be called until the end of the 3rd quarter of 2004. We will be working on that portion of the capital structure as we go forward.


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Chris Mittleman:

I appreciate that. One last follow-up: I'm just thinking down the road that there could develop at some point, a conflict between the investment management business and the on balance sheet business, when you're dealing in the same exact asset class?

        Do you have any kind of safeguards in place where you consistently offer the investment management fund the same type of deals you do on your balance sheet and vice-versa?

        I'm just thinking that maybe someday, one of your investment management fund shareholders might say, "Hey you guys did this deal on your balance sheet that worked out really well and we didn't get any of it". Is there some kind of policy in-house that prevents that from happening?



John Klopp:

        Yes. Today, we have two pools of capital that we are currently investing. One is our balance sheet, and the other is Fund III that we recently closed, actually in early August.

        We've been very careful and very specific to clearly delineate the investment strategy of Fund III and, as a result, to create a very clear distinction between those investments that fit with Fund III's defined investment strategy and those that don't.

        In general, the distinctions are three-fold: Number one is size. The fund basically targets large transactions and has a minimum size of $15 million; the balance sheet can and does do smaller transactions. Second, is duration. The Funds, as they have been constructed, Fund III included, are finite life vehicles that have a primary term of six years and therefore are focusing on making loans in the three to five year maturity range, such that they mature in the normal course within the funds' primary term. And the third is leverage. The fund has a leverage maximum, as Brian mentioned, for the overall portfolio of 2:1 debt to equity. The balance sheet, however, can take on assets that can withstand a higher degree of leverage. Back to your original question, what we're focusing on, if you look at the investments that have been made on the balance sheet, are


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lower risk, lower return,  but more highly  leveragable B-note type investments, as opposed to mezzanine investments, and I think those distinctions are very clear.

        In addition, we have included a variety of governance aspects into the structure of the Fund itself: we have a co-sponsor, that is effectively a co-general partner with us, Citigroup, and we have an advisory committee comprised of the major partners in Fund III. Any potential conflicts of interests are brought on a normal course basis to that advisory committee.



Chris Mittleman:

        Perfect. Thank you very much.



John Klopp:

        Thank you.



Moderator:

        Once again, if you do have a question, press the star and 1 on you touchtone phone at this time. We have a question from Evan Dreyfuss with Talon.



Evan Dreyfuss:

        Yes, it's Evan Dreyfuss at Talon Asset Management, good morning. Just a couple of quick questions: With the latest fund closing in August, what does that mean for the management fees going forward for the next couple of quarters? I know you have some coming off/some coming on. Is that number going to increase? If so, by how much, or is it going to be static? The $2.4 million in third party fees?


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John Klopp:

        Here is the general way it works, and if I am not specific enough, I'll kick it over to Brian. Fund III had its initial closing in June and its final closing in August, with a 24-month investment period that commenced in June of 2003. During the investment period, that 24-month period, we receive base management fees, based upon committed equity capital, and when you blend it through, it's 1.4% per annum on $425 million of committed equity capital during that 24-month period. You do the math and get $6 million of run rate fees during that 24-month period. At the end of the investment period, as would be typical with these kinds of funds, that formula, or that system, flips to being charged based on invested or deployed capital.

        So, depending upon how invested we are when we exit the investment period, that will determine as of June 2005 what the fees are going forward. Now, at the same time, we have Fund II under management. Fund II completed its investment period, again a 24-month investment period, in April 2003. We are now receiving base management fees from Fund II based on invested equity capital. And Fund II is in its what you'd call harvest mode or normal rundown mode, and we anticipate that the investments in Fund II will repay in the normal course over the next couple of years. Pick a mid-point probably, mid to late 2005, early 2006, something like that. As those investments mature and pay off, the capital will be returned to the investors, and as the capital is returned to the investors, the basis for our computation of base management fees will decline.

        So, in essence, you've got two components right now for the near term, one which is static, and one which is declining. And the decline component essentially depends upon the duration of the assets that are left in Fund II.



Evan Dreyfuss:

        And a couple quick other questions: other than that prepayment penalty, is your spread on your balance sheet assets - I know you mentioned you wanted to be interest rate neutral - is it pretty static right now, in terms of the amount of net interest income you are producing?


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



John Klopp:

        Yes. In our Q, or in our press release, we disclosed an average earning rate on our interest bearing assets. I think it's actually in the press release from last night.

        And what it says, if you look at the nine-month period to September 30, 2003, compared to the nine-month period ending September 30, 2002, your average absolute rate, as opposed to your question which was spread, was 9.9% for 2003 compared to 9.7% for 2002. I think the answer to your exact question is yes, relatively static spreads.

        The prepayment that occurred in the third quarter was a $15 million mezzanine loan that had been on our balance sheet since 1997. It was a fixed rate loan at a 12% rate and had prepayment penalties that produced penalties totaling $2.4 million. The payment was actually received on the last day of the quarter, on September 30th of this year.



Evan Dreyfuss:

        Is there a certain ratio, or sort of comfort level you guys look at? If I just take your net interest income, spread I call it, subtract out your SG&A and don't factor in the pre-payment income. If I take a look at that versus the common dividend obligation of approximately, I think $2.9 million a quarter plus the preferred, I mean, it's a little close so I am just curious. I know that the rate on the preferred is probably quite a bit higher than what you're paying on the common when that converts. But in the meantime, there is almost a 1:1 ratio if all your free cash is being used to fund the preferred and the common, if you put more assets on the balance sheet, of course at the right spread, that will improve. Is there a certain level you would like to get to in terms of coverage of that?



John Klopp:

        Obviously, the level that we would like to get to is higher than where we are today. But yes, we are paying out pretty close to our cash generation on a run rate basis


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today and,  absent  things like the  prepayment  penalty that we just  received, based on a couple of different factors, our GAAP net income actually exceeds our taxable income, and therefore our required distribution under REIT regulations. Our general policy has been to set the dividend at a rate that we think is sustainable on a run-rate basis, given our business, and only re-look at that dividend either up or down when we think that sustainability has changed.

        As we add assets to the balance sheet, over the course of the coming months and years, we anticipate that our net interest margin will expand, and we will be able, hopefully over time, to reach that higher level.



Evan Dreyfuss:

        And the $40 million credit line, can that cash be used, is it available for any need or is it only for certain book assets? Let's say you did not have the $10 million in cash on the balance sheet, could you draw on the credit line to help fund if you are short on a dividend?



John Klopp:

        Yes. If I understand your question, the $40 million dollars that Brian mentioned, in addition to the $10 million of cash in hand on the balance sheet, is committed credit availability against assets that are on our balance sheet and that have been approved for financing. So the answer is, we could pull down those proceeds tomorrow.



Evan Dreyfuss:

        And lastly, and I should know this, but the rate on the preferred is what versus when you convert the common? It probably saves your money, I am guessing.


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



John Klopp:

        Yes, the rate on the CTP today is 10%. It's got, rounded off, an outstanding balance of $90 million. That instrument is no call from the Company's perspective through 9/30/04, at which time it is callable at par.



Evan Dreyfuss:

        How many shares does it convert to?



John Klopp:

        It converts at a price of $21 a share, which I believe would take, I am rounding a bit, if it's fully converted, we have currently 6.5 million shares outstanding, and I think on a fully converted basis, that we go to 10.8 million.



Evan Dreyfuss:

        Okay, so that would definitely save you some money. Great, thanks, great quarter, and thank you.



John Klopp:

        Thank you very much.



Moderator:

        There are no more questions at this time. That concludes the Capital Trust Third Quarter Earning Conference Call. A replay of this call will be available from 12 P.M. today through midnight on November 21. The replay call number is 1-800-839-3613.


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John Klopp:

        Thank you all.



END


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